Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2010 RESULTS
Diluted Earnings per Share of $0.72
Announces First Ever Cash Dividend
Increases Stock Repurchase Authorization to $600 Million

Plano, Texas, July 26, 2010 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended June 30, 2010.
Second Quarter 2010 Results
Total revenues for the quarter ended June 30, 2010, were $671.5 million, a decrease of $8.1 million from total revenues of $679.6 million for the same period in the prior year. This decrease in revenues was primarily attributable to the November 2009 divestiture of dPi Teleconnect, LLC, the Company’s subsidiary engaged in the prepaid telecommunications and energy business, which had contributed approximately $14.0 million in merchandise sales for the quarter ended June 30, 2009. Same store sales for the quarter ended June 30, 2010, increased 0.1%.
For the quarter ended June 30, 2010, net earnings increased approximately 14% to $47.8 million from $41.9 million for the same period in the prior year, and net earnings per diluted share also increased approximately 14% to $0.72 from $0.63 in the prior year period. Net earnings and net earnings per diluted share for the quarter ended June 30, 2009, increased as a result of $1.9 million in pre-tax litigation credits, or approximately $0.02 per share, related to the Hilda Perez matter as discussed below.
Net earnings per diluted share for the quarter ended June 30, 2010, increased approximately 18% to $0.72, as compared to adjusted net earnings per diluted share of $0.61, when excluding the pre-tax litigation credit above, for the quarter ended June 30, 2009.
“We are pleased with our results in the second quarter, having exceeded our earnings guidance by improving the margins on our inventory and continuing our expense management initiatives,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “We remain focused on attracting a variety of customers with our strong product values, while continuing to improve our margins and are cautiously optimistic regarding the balance of the year. This gives us the confidence to increase the lower end of our 2010 earnings guidance from $2.60 to $2.65 and maintain the upper end at $2.80.”

Six Months Ended June 30, 2010 Results
Total revenues for the six months ended June 30, 2010, were $1.390 billion, a decrease of $18.0 million from total revenues of $1.408 billion for the same period in the prior year. As described above, this decrease in revenues was primarily attributable to the November 2009 divestiture of dPi Teleconnect, LLC, which had contributed approximately $28.0 million in merchandise sales for the six months ended June 30, 2009. Same store sales for the six months ended June 30, 2010, declined 0.1%.
Net earnings and net earnings per diluted share for the six months ended June 30, 2010, were $99.3 million and $1.49, respectively, as compared to $87.3 million and $1.31, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the six months ended June 30, 2009, increased as a result of $4.9 million in pre-tax litigation credits, or approximately $0.04 per share, related to the Hilda Perez matter as discussed below.
Net earnings per diluted share for the six months ended June 30, 2010, increased approximately 17% to $1.49, as compared to adjusted net earnings per diluted share of $1.27, when excluding the pre-tax litigation credit above, for the six months ended June 30, 2009.
Initiation of Cash Dividend and Increased Authorization of Stock Repurchases
The Company today announced that its Board of Directors has initiated a quarterly cash dividend and has declared its first dividend for the Company’s common stockholders in the amount of $0.06 per share. The dividend will be paid on August 26, 2010, to common stockholders of record as of the close of business on August 12, 2010. Any future dividends will be subject to approval by the Board of Directors.
In addition, the Company also announced today that its Board has increased the authorization for stock repurchases under the Company’s common stock repurchase plan from $500 million to $600 million. Under the Company’s common stock repurchase plan, shares may, from time to time, be repurchased in the open market or in privately negotiated transactions at amounts considered appropriate by the Company. To date, the Company has repurchased a total of 20,153,215 shares for approximately $473.1 million in cash since the plan’s inception. In the current year, the Company has repurchased a total of 268,365 shares for approximately $6.5 million in cash.
“The actions we’ve announced today represent our continued commitment to increasing stockholder value,” said Mr. Speese. “Rent-A-Center’s solid cash position and cash flow outlook enable us to invest in future profitable growth through operating efficiencies in our stores, technology and additional distribution channels, while also returning value to our stockholders through the initiation of a dividend and future share repurchases. We look forward to continuing these efforts, for the benefit of our stockholders, over the long-term.”
Through the six month period ended June 30, 2010, the Company generated cash flow from operations of approximately $88.3 million, while ending the quarter with approximately $74.1 million of cash on hand. The Company utilized its cash from operations to reduce its outstanding indebtedness by approximately $88.8 million in 2010, or approximately 12% from year end 2009 as well as repurchase 268,365 shares of its common stock.

Operations Highlights
During the three and six month periods ended June 30, 2010, the company-owned stores and financial services locations changed as follows:

	Three Months	Six Months
	Ended	Ended
	June 30, 2010	June 30, 2010

Company-Owned Stores
Stores at beginning of period	2,997	3,007
New store openings	6	10
Acquired stores remaining open	1	1
Closed stores
Merged with existing stores	6	16
Sold or closed with no surviving store	—	4

Stores at end of period	2,998	2,998

Acquired stores closed and accounts merged with existing stores	4	7

Financial Services
Stores at beginning of period	320	353
New store openings	15	18
Acquired stores remaining open	—	—
Closed stores
Merged with existing stores	—	—
Sold or closed with no surviving store	39	75

Stores at end of period	296	296

Acquired stores closed and accounts merged with existing stores	—	—
Since June 30, 2010, the Company has opened two new store locations and consolidated one store into an existing location. The Company has also added financial services to eight existing rent-to-own locations.
2009 Significant Item
Hilda Perez Matter. In connection with the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey, the Company previously recorded a pre-tax credit in the amount of $3.0 million in the first quarter of 2009 and a pre-tax credit in the amount of $1.9M in the second quarter of 2009 to account for cash payments to the Company representing undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. The $1.9 million pre-tax credit in the second quarter of 2009 increased net earnings per diluted share by approximately $0.02. Through the six month period ended June 30, 2009, the total pre-tax credit of approximately $4.9 million increased net earnings per diluted share by approximately $0.04.
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Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 27, 2010, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,000 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, future dividends, changes in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after July 26, 2010.
THIRD QUARTER 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $648 million to $663 million.
•	Store rental and fee revenues are expected to be between $563 million and $575 million.
•	Total store revenues are expected to be in the range of $640 million to $655 million.
•	Same store sales are expected to be approximately flat.
•	The Company expects to open 10 to 15 new company-owned store locations.
•	The Company expects to add financial services to approximately 20 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.0% and 22.4% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 59.6% to 61.1% of total store revenue.
•	General and administrative expenses are expected to be approximately 4.7% of total revenue.
•	Net interest expense is expected to be approximately $6 million and depreciation of property assets is expected to be approximately $16 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.52 to $0.58.
•	Diluted shares outstanding are estimated to be between 66.4 million and 67.2 million.
FISCAL 2010 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.706 billion and $2.736 billion.
•	Store rental and fee revenues are expected to be between $2.310 billion and $2.340 billion.
•	Total store revenues are expected to be in the range of $2.673 billion and $2.703 billion.
•	Same store sales are expected to be approximately flat.
•	The Company expects to open 25 to 35 new company-owned store locations.
•	The Company expects to add financial services to approximately 50 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.0% and 22.4% of store rental and fee revenue and cost of merchandise sold to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.1% to 58.6% of total store revenue.
•	General and administrative expenses are expected to be approximately 4.6% of total revenue.
•	Net interest expense is expected to be approximately $25 million and depreciation of property assets is expected to be approximately $64 million.
•	The effective tax rate is expected to be in the range of 37.5% to 38.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.65 to $2.80.
•	Diluted shares outstanding are estimated to be between 66.4 million and 67.2 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; future dividends; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009, and its quarterly report on Form 10-Q for the quarter ended March 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)	Three Months Ended June 30,
	2010	2009	2009

		Before
		Significant Items	After
	(GAAP	(Non-GAAP	Significant Items
	Earnings)	Earnings)	(GAAP Earnings)

Total Revenue	$671,543	$679,609	$679,609
Operating Profit	82,831	73,414	75,283 (1)
Net Earnings	47,830	40,795	41,945 (1)
Diluted Earnings per Common Share	$0.72	$0.61	$0.63 (1)
Adjusted EBITDA	$100,173	$91,477	$91,477

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$76,936	$65,636	$67,505
Add back:
Litigation Expense (Credit)	—	—	(1,869)
Interest Expense, net	5,895	7,778	7,778
Depreciation of Property Assets	15,802	16,557	16,557
Amortization and Write-down of Intangibles	1,540	1,506	1,506

Adjusted EBITDA	$100,173	$91,477	$91,477

(In Thousands of Dollars, except per share data)	Six Months Ended June 30,
	2010	2009	2009

	After	Before	After
	Significant Items	Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
	Earnings)	Earnings)	Earnings)

Total Revenue	$1,389,962	$1,407,792	$1,407,792
Operating Profit	171,534	152,506	157,375 (2)
Net Earnings	99,291	84,310	87,321 (2)
Diluted Earnings per Common Share	$1.49	$1.27	$1.31 (2)
Adjusted EBITDA	$205,648	$188,482	$188,482

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$159,724	$135,765	$140,634
Add back:
Litigation Expense (Credit)	—	—	(4,869)
Interest Expense, net	11,810	16,741	16,741
Depreciation of Property Assets	31,523	34,133	34,133
Amortization and Write-down of Intangibles	2,591	1,843	1,843

Adjusted EBITDA	$205,648	$188,482	$188,482

(1)	Includes the effects of a $1.9 million pre-tax litigation credit in the second quarter of 2009 related to the Hilda Perez matter. The litigation credit increased diluted earnings per share by approximately $0.02 in the second quarter of 2009.

(2)	Includes the effects of $4.9 million pre-tax litigation credits in the first quarter and second quarter of 2009 related to the Hilda Perez matter. The litigation credit increased diluted earnings per share by approximately $0.04 for the six months ended June 30, 2009.

SELECTED BALANCE SHEET HIGHLIGHTS

Selected Balance Sheet Data: (in Thousands of Dollars)	June 30, 2010	June 30, 2009

Cash and Cash Equivalents	$74,094	$95,595
Accounts Receivable	65,567	56,660
Prepaid Expenses and Other Assets	45,332	52,252
Rental Merchandise, net
On Rent	551,804	571,902
Held for Rent	198,609	179,857
Total Assets	2,410,802	2,427,744

Senior Debt	622,403	700,769
Subordinated Notes Payable	—	75,375
Total Liabilities	1,057,518	1,256,763
Stockholders’ Equity	1,353,284	1,170,981

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended June 30,
	2010	2009
	Unaudited
Store Revenue
Rentals and Fees	$586,523	$589,468
Merchandise Sales	43,031	56,959
Installment Sales	14,503	12,290
Other	19,523	13,443

	663,580	672,160
Franchise Revenue
Franchise Merchandise Sales	6,755	6,251
Royalty Income and Fees	1,208	1,198

Total Revenue	671,543	679,609

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	129,818	132,956
Cost of Merchandise Sold	32,603	41,997
Cost of Installment Sales	5,003	4,259
Salaries and Other Expenses	381,121	384,910
Franchise Cost of Merchandise Sold	6,454	5,975

	554,999	570,097

General and Administrative Expenses	32,173	34,592
Amortization and Write-down of Intangibles	1,540	1,506
Litigation Expense (Credit)	—	(1,869)

Total Operating Expenses	588,712	604,326

Operating Profit	82,831	75,283

Interest Expense	6,051	8,045
Interest Income	(156)	(267)

Earnings before Income Taxes	76,936	67,505

Income Tax Expense	29,106	25,560

NET EARNINGS	47,830	41,945

BASIC WEIGHTED AVERAGE SHARES	65,945	66,028

BASIC EARNINGS PER COMMON SHARE	$0.73	$0.64

DILUTED WEIGHTED AVERAGE SHARES	66,773	66,647

DILUTED EARNINGS PER COMMON SHARE	$0.72	$0.63

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Six Months Ended June 30,
	2010	2009
	Unaudited
Store Revenue
Rentals and Fees	$1,170,371	$1,187,075
Merchandise Sales	132,428	152,741
Installment Sales	29,640	24,716
Other	39,859	26,582

	1,372,298	1,391,114

Franchise Revenue
Franchise Merchandise Sales	15,180	14,209
Royalty Income and Fees	2,484	2,469

Total Revenue	1,389,962	1,407,792

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	259,932	268,095
Cost of Merchandise Sold	94,414	107,764
Cost of Installment Sales	10,429	8,690
Salaries and Other Expenses	772,592	786,418
Franchise Cost of Merchandise Sold	14,522	13,609

	1,151,889	1,184,576

General and Administrative Expenses	63,948	68,867
Amortization and Write-down of Intangibles	2,591	1,843
Litigation Expense (Credit)	—	(4,869)

Total Operating Expenses	1,218,428	1,250,417

Operating Profit	171,534	157,375

Interest Expense	12,134	17,277
Interest Income	(324)	(536)

Earnings before Income Taxes	159,724	140,634

Income Tax Expense	60,433	53,313

NET EARNINGS	99,291	87,321

BASIC WEIGHTED AVERAGE SHARES	65,822	66,012

BASIC EARNINGS PER COMMON SHARE	$1.51	$1.32

DILUTED WEIGHTED AVERAGE SHARES	66,645	66,571

DILUTED EARNINGS PER COMMON SHARE	$1.49	$1.31